Exhibit 10.1

AMENDMENT NO. 2

TO

THE RYLAND GROUP, INC.

SENIOR EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

The Ryland Group, Inc. (the “Company”) wishes to terminate and liquidate The Ryland Group, Inc. Senior Executive Supplemental Retirement Plan (the “Plan”).

Accordingly, in accordance with Section 4.1 of the Plan and Treas. Reg. section 409A-3(j)(4)(ix)(B), the Plan is terminated effective on September 28, 2015. Each Participant’s vested SERP Benefit (determined in accordance with Article 3 of the Plan) shall be paid to the Participant in a lump sum on September 28, 2015.

For purposes of clarification, with respect to Participants who consented to Amendment No. 1 to the Plan, “Lump Sum” shall mean “Lump Sum” as defined in Amendment No. 1 (i.e., the present value equivalent of a Participant’s remaining unpaid Vested SERP Benefit using as the discount rate the Cost of Money for 2015 or the year in which the Participant’s distribution in accordance with this Plan termination Amendment is made, as determined by the Administrator). With respect to Participants who did not consent to Amendment No. 1 to the Plan, “Lump Sum” shall mean “Lump Sum” as defined in the Plan prior to the effective date of Amendment No. 1 (i.e., the present value equivalent of a Participant’s remaining unpaid Vested SERP Benefit using an 8% discount rate). Notwithstanding the preceding or anything to the contrary in the Plan as amended, no Participant’s vested SERP Benefit shall be discounted to a date that is earlier than the Participant’s 60th birthday, regardless of the Participant’s actual age at the time of distribution in accordance with this Plan termination Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed, effective as specified herein.

THE RYLAND GROUP, INC.,
a Maryland Corporation

By:	/s/ Larry Nicholson
Larry Nicholson, President and Chief
Executive Officer

By:	/s/ Timothy J. Geckle
Timothy J. Geckle, Senior Vice President,
General Counsel and Secretary